Exhibit 99.1

FOR IMMEDIATE RELEASE

NICOLET BANKSHARES, INC. ANNOUNCES SECOND QUARTER 2015 EARNINGS

•	$2.9 million net income, 15% higher than second quarter 2014
•	$0.66 earnings per diluted common share, 14% higher than second quarter 2014
•	1.02% return on average assets for first half 2015, compared to 0.81% for first half 2014
•	$22.55 book value per common share, up 6% over December 31, 2014 and 12% over a year ago

Green Bay, Wisconsin, July 21, 2015 – Nicolet Bankshares, Inc. (OTCQB: NCBS) (“Nicolet”) announces second quarter 2015 net income of $2.9 million, and net income available to common shareholders of $0.66 per diluted common share, compared to $2.6 million and $0.58, respectively, for second quarter 2014. For the six months ended June 30, 2015, net income was $6.0 million and earnings per diluted common share were $1.36, 26% higher than $4.8 million and $1.08, respectively, for the first half of 2014.

Book value per common share was $22.55 at June 30, 2015, $1.21 or 6% higher than $21.34 at year end 2014, and $2.38 or 12% higher than a year ago, benefiting from both retained earnings and lower outstanding shares.

“We continue to deliver solid results for our shareholders,” said Bob Atwell, Chairman and CEO of Nicolet. “Our financial results include strong mortgage income momentum, expense management and continued positive trends in asset quality.”

“In addition to our earnings focus, we continue to execute on capital actions, like repurchase of our shares, additional issuance of subordinated debt and an in-process divestiture of two branches,” added Atwell. “These are consistent with our previously stated plans to remain prepared for strategic opportunities.”

Earnings and Growth

Net income of $2.9 million for the second quarter of 2015 was up $0.4 million or 15% over the comparable second quarter a year ago. Between the second quarter periods, noninterest revenues rose $2.0 million (70%), led by a $1.2 million favorable swing in net gains on asset sales (vs net losses a year ago), higher secondary mortgage income between the quarters (up $0.6 million or 129%), and improved wealth management revenues (up $0.1 million or 10%). Noninterest expense was only up $0.2 million reflecting overall cost control, and the provision for loan losses was $0.2 million lower between the second quarter periods given the steady, positive trend of asset quality levels. Net interest income was down $0.8 million between the second quarter periods, largely due to stronger purchased loan discount income in the prior year, partly offset by an improved earning asset mix and 3% increase in quarterly average loans. The effective tax rate was 33% for second quarter 2015, while only 20% for the second quarter of 2014, which included a $0.5 million tax benefit recorded to the deferred tax asset due to the increased ability to utilize future net operating losses following the one-year evaluation period related to our 2013 acquisition.

Between the comparable six-month periods, net income was up $1.2 million or 26%. Net interest income was up $0.2 million (1%), noninterest revenues grew $2.3 million (with improved mortgage activity increasing secondary mortgage income by $1.2 million, net gains up $0.6 million and trust revenues up $0.2 million), provision for loan losses declined $0.5 million, and noninterest expense increased only $0.5 million (2%).

At June 30, 2015 loans were $883 million, up $23 million or 3% over June 30, 2014. Deposits were $1.0 billion, 1% lower than a year ago.

Asset Quality

Nonperforming assets remained low at 0.44% of assets at June 30, compared to 0.61% at year-end 2014 and 0.74% a year ago. With a $0.9 million provision for loan losses covering $0.5 million of net charge offs for the first half of 2015, the allowance ratio increased to 1.10% of total loans at June 30, compared to 1.05% at year-end 2014.

Other Important Notes

Today, the Board of Directors of Nicolet approved a modification to Nicolet’s previously announced stock repurchase program, adding $6 million to repurchase up to 175,000 more shares of its outstanding common stock which, when combined with previous authorizations, provides for utilization of up to $18 million to repurchase up to 800,000 shares of its outstanding common stock from time to time, in the open market, including block transactions, as market conditions warrant or in private transactions. The 175,000 additional shares represent 4.4% of Nicolet’s outstanding shares at June 30, 2015. During the second quarter of 2015, Nicolet repurchased approximately 71,500 shares for $2.1 million, bringing the life-to-date cumulative totals to 390,600 shares repurchased for $9.4 million.

On May 12, 2015, Nicolet announced the sale of its Neillsville and Fairchild, WI branches, whereby the buyer, Unity Bank, Augusta, WI, will acquire the two physical branches, assume approximately $38 million in deposits and purchase approximately $13 million in loans in early August.

During the second quarter, through private placements, Nicolet issued $4 million of subordinated notes, bringing the 2015 year-to-date total to $12 million. All notes were issued with 10-year maturities, have a fixed annual interest rate of 5%, are callable on or after the fifth anniversary of their respective issuance dates, and qualify as Tier 2 capital for regulatory purposes.

About Nicolet Bankshares, Inc.

Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin and the upper peninsula of Michigan. More information can be found at www.nicoletbank.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities law. Statements in this release that are not strictly historical are forward-looking and based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will”, “expect”, “believe” and “prospects”, involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statement made herein. These risks and uncertainties include, but are not limited to, general economic trends and changes in interest rates, increased competition, regulatory or legislative developments affecting the financial industry generally or Nicolet specifically, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally or Nicolet specifically, the uncertainties associated with newly developed or acquired operations and market disruptions. Nicolet undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Nicolet Bankshares, Inc.
Consolidated Financial Summary (Unaudited)

	Three Months Ended			Year to Date
	6/30/2015	3/31/2015	6/30/2014	6/30/2015	6/30/2014
Selected Income Statement Data:
(In thousands, except per share data)
Net interest income	$ 9,713	$ 11,003	$ 10,496	$ 20,716	$ 20,476
Provision for loan losses	450	450	675	900	1,350
Noninterest income	4,894	4,070	2,880	8,964	6,640
Noninterest expense	9,724	9,802	9,484	19,526	19,072
Net income	2,935	3,080	2,554	6,015	4,768
Preferred stock dividends	61	61	61	122	122
Net income available to common shareholders	2,874	3,019	2,493	5,893	4,646
Effective tax rate	33.0%	35.7%	19.9%	34.3%	28.0%

Per Common Share Data:
Net income-basic	$ 0.72	$ 0.75	$ 0.59	$ 1.47	$ 1.10
Net income-diluted	$ 0.66	$ 0.70	$ 0.58	$ 1.36	$ 1.08

At Period End:	6/30/2015	12/31/2014
(In millions, except per share data)
Total assets	$ 1,185	$ 1,215
Loans	883	883
Allowance for loan losses	10	9
Deposits	1,000	1,060
Stockholders' equity	114	111
Common equity	89	87
Book value/common share	$ 22.55	$ 21.34
Tangible book value/common share	$ 21.47	$ 20.15
Common shares outstanding (#)	3.967	4.058

Asset Quality Ratios
Allowance for loan losses to total loans	1.10%	1.05%
Nonperforming loans to total loans	0.48%	0.61%
Nonperforming assets to total assets	0.44%	0.61%
Net charge offs to average loans (YTD annualized)	0.11%	0.31%